Execution

TRANSFER AGENCY AND SERVICE AGREEMENT

This Transfer Agency and Service Agreement is made as of May 7, 2026 (the “Agreement”) by and between State Street Bank and Trust Company (“State Street” or the “Transfer Agent”) and each registered investment company identified on Schedule A hereto (each, a “Trust”) and each registered investment company which becomes a party to this Agreement in accordance with the terms hereof.

WHEREAS, each Trust is authorized to issue shares of beneficial interest (“Shares”) in separate series, with each such series representing interests in a separate fund of securities and other assets (each such fund, together with all other similar funds subsequently established by such Trust and made subject to this Agreement in accordance with Section 11, being herein referred to as a “Fund,” and collectively, the “Funds”);

WHEREAS, each Trust desires to have certain of its Funds offer one or more classes of exchange-traded shares that operate as an exchange-traded fund, each as named in the attached Schedule A, which may be amended by the parties from time to time (each such class, together with all other similar classes subsequently established by such Trust with respect to a Fund and made subject to this Agreement in accordance with Section 12, being herein referred to as an “ETF Class,” and collectively as the “ETF Classes”);

WHEREAS, each ETF Class of a Fund will issue and redeem Shares only in aggregations of Shares known as “Creation Units” as described in the currently effective prospectus and statement of additional information of the ETF Class of the Fund (collectively, the “Prospectus”);

WHEREAS, only those entities (“Authorized Participants”) that have entered into an Authorized Participant Agreement with the distributor of the ETF Class, currently Nuveen Securities, LLC (the “Distributor”), are eligible to place orders for Creation Units with the Distributor;

WHEREAS, the Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York (“DTC”) or its nominee will be the record or registered owner of all outstanding Shares;

WHEREAS, each Trust desires to appoint Transfer Agent to act as transfer agent, dividend disbursing agent and agent in connection with certain other activities, for each Fund’s ETF Class; and Transfer Agent is willing to accept such appointment with respect to each such ETF Class.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto, agree as follows:

Information Classification: Confidential

1.	TERMS OF APPOINTMENT

1.1

Subject to the terms and conditions set forth in this Agreement, each Trust and each Fund hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, transfer agent for the Creation Units and dividend disbursing agent of each Trust and the ETF Class of each Fund.

1.2

Transfer Agency Services. In accordance with procedures established from time to time by agreement between each Trust and each Fund, as applicable, and the Transfer Agent (the “Procedures”), the Transfer Agent shall, with respect to each ETF Class:

(i)	establish each Authorized Participant’s account in the applicable Fund on the Transfer Agent’s recordkeeping system and maintain such account for the benefit of such Authorized Participant;

(ii)

receive and process orders for the purchase of Creation Units from the Distributor or the Trust via Fund Connect® ETF or a successor system of similar quality, and promptly deliver payment and appropriate documentation thereof to the custodian of the applicable Fund as identified by the Trust (the “Custodian”);

(iii)

generate or cause to be generated and transmitted confirmation of receipt of such purchase orders to the Authorized Participants and, if applicable, transmit appropriate trade instruction to the National Securities Clearance Corporation (“NSCC”);

(iv)	receive and process redemption requests and redemption directions from the Distributor or the Trust and deliver the appropriate documentation thereof to the Custodian;

(v)	with respect to items (i) through (iv) above, the Transfer Agent may execute transactions directly with Authorized Participants;

(vi)

maintain a current list of authorized persons of each Authorized Participant as directed by the Authorized Participant, and only permit such authorized persons to give instructions or any other notice, request or instruction (whether via Fund Connect® ETF or a successor system of similar quality, or any other matter contemplated in the Authorized Participant Agreement) with respect to creation or redemption orders in the Funds;

(vii)	in the event of a systems issue to Fund Connect® ETF or a successor system of similar quality, provide an alternative process to facilitate order acceptance;

(viii)	at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid

Information Classification: Confidential

over in the appropriate manner such monies, if any, to the redeeming Authorized Participant as instructed by the Distributor or the Trust;

(ix)	prepare and transmit by means of DTC’s book-entry system payments for any dividends and distributions declared by the Trust on behalf of the applicable Fund;

(x)

record the issuance of Shares of the applicable ETF Class and maintain a record of the total number of Shares of each ETF Class which are issued and outstanding, and provide the Trust on a regular basis with the total number of Shares of each ETF Class which are issued and outstanding, but Transfer Agent shall have no obligation when recording the issuance of Shares to take cognizance of any laws relating to, or corporate actions required for, the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust and each Fund; and, excluding DTC or its nominee as the record or registered owner, the Transfer Agent shall have no obligations or responsibilities to account for, keep records of, or otherwise related to, the beneficial owners of the Shares;

(xi)

maintain and manage, as agent for the Trust and each Fund, such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, including but not limited to, the processing of Creation Unit purchases and redemptions and the payment of a Fund’s dividends and distributions. The Transfer Agent may maintain such accounts at the bank or banks deemed appropriate by the Transfer Agent in accordance with applicable law;

(xii)	process any request from an Authorized Participant to change its account registration; and

(xiii)

except as otherwise instructed by the Trust, the Transfer Agent shall process all transactions in each Fund in accordance with the procedures mutually agreed upon by the Trust and the Transfer Agent with respect to the proper net asset value to be applied to purchase orders received in good order by the Transfer Agent or by the Trust or any other person or firm on behalf of such Fund or from an Authorized Participant before cut-offs established by the Trust. The Transfer Agent shall report to the Trust any known exceptions to the foregoing.

1.3

Additional Services. In addition to, and neither in lieu of nor in contravention of the services set forth in Section 1.2 above, the Transfer Agent shall perform the following services with respect to each ETF Class:

(i)

The Transfer Agent shall perform such other services for a Trust that are mutually agreed to by the parties from time to time, for which the Trust will pay such fees as may be mutually agreed upon, including the Transfer

Information Classification: Confidential

Agent’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

(ii)

DTC and NSCC. The Transfer Agent shall: (a) accept and effectuate the registration and maintenance of accounts, and the purchase and redemption of Creation Units in such accounts, in accordance with instructions transmitted to and received by the Transfer Agent by transmission from DTC or NSCC on behalf of Authorized Participants; and (b) issue instructions to a Fund’s banks for the settlement of transactions between the Fund and DTC or NSCC (acting on behalf of the applicable Authorized Participant).

1.4

Authorized Persons. Each Trust and each Fund, hereby agrees and acknowledges that the Transfer Agent may rely on the current list of authorized persons, including the Distributor, as provided or agreed to by such Trust and as may be amended from time to time, in receiving instructions to issue or redeem Creation Units. Each Trust and each Fund, agrees and covenants for itself and each such authorized person that any order or sale of or transaction in Creation Units received by it after the order cut-off time as set forth in the Prospectus or such earlier time as designated by such Fund (the “Order Cut-Off Time”), shall be effectuated at the net asset value determined on the next business day or as otherwise required pursuant to the applicable Fund’s then-effective Prospectus, and such Trust or such authorized person shall so instruct the Transfer Agent of the proper effective date of the transaction.

1.5

Anti-Money Laundering and Client Screening. With respect to each Trust’s or any Fund’s offering and sale of Creation Units at any time, and for all subsequent transfers of such interests, each Trust or its delegate shall, to the extent applicable, directly or indirectly and to the extent required by law: (i) conduct know your customer/client identity due diligence with respect to potential investors and transferees in the Shares and Creation Units and shall obtain and retain due diligence records for each investor and transferee; (ii) use its best efforts to ensure that each investor’s and any transferee’s funds used to purchase Creation Units or Shares shall not be derived from, nor the product of, any criminal activity; (iii) if requested, provide periodic written verifications that such investors/transferees have been checked against the United States Department of the Treasury Office of Foreign Assets Control database for any non-compliance or exceptions; and (iv) perform its obligations under this Section in accordance with all applicable anti-money laundering laws and regulations. In the event that the Transfer Agent has received advice from counsel that access to underlying due diligence records pertaining to the investors/transferees is necessary to ensure compliance by the Transfer Agent with relevant anti-money laundering (or other applicable) laws or regulations, each Trust shall, upon receipt of written request from the Transfer Agent, provide the Transfer Agent copies of such due diligence records.

Information Classification: Confidential

1.6	State Transaction (“Blue Sky”) Reporting. If applicable, each Trust shall be solely responsible for its “blue sky” compliance and state registration requirements.

1.7

Tax Law. The Transfer Agent shall have no responsibility or liability for any obligations now or hereafter imposed on a Trust, a Fund, any Creation Units, any Shares, a beneficial owner thereof, an Authorized Participant or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax laws of any country or of any state or political subdivision thereof. It shall be the responsibility of each Trust to notify the Transfer Agent of the obligations imposed on each Trust, a Fund, the Creation Units, the Shares, or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax law of countries, states and political subdivisions thereof, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting.

1.8	The Transfer Agent shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

2.	FEES AND EXPENSES

2.1

Fee Schedule. For the performance by the Transfer Agent of services provided pursuant to this Agreement, the Transfer Agent shall be entitled to receive the fees and expenses set forth in a written fee schedule.

3.	REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

The Transfer Agent represents and warrants to each Trust that:

3.1	It is a trust company duly organized and existing under the laws of the Commonwealth of Massachusetts.

3.2

It is duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), it will remain so registered for the duration of this Agreement, and it will promptly notify each Trust in the event of any material change in its status as a registered transfer agent.

3.3	It is duly qualified to carry on its business in the Commonwealth of Massachusetts.

3.4	It is empowered under applicable laws and by its organizational documents to enter into and perform the services contemplated in this Agreement.

3.5	All requisite organizational proceedings have been taken to authorize it to enter into and perform this Agreement.

Information Classification: Confidential

4.	REPRESENTATIONS AND WARRANTIES OF EACH TRUST AND THE FUNDS

Each Trust and each Fund represents and warrants to the Transfer Agent that:

4.1	Such Trust is a business trust duly organized, existing and in good standing under the laws of the state of its formation.

4.2	Such Trust is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

4.3

All requisite proceedings have been taken to authorize such Trust to enter into, perform and receive services pursuant to this Agreement and to appoint the Transfer Agent as transfer agent of the Trust and the Funds.

4.4	Such Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company.

4.5

A registration statement under the Securities Act of 1933, as amended (the “Securities Act”), is currently effective and will remain effective, and all appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale.

4.6

Where information provided by a Trust or the Authorized Participants includes information about an identifiable individual (“Personal Information”), each Trust represents and warrants that, to the extent Personal Information is provided to the Transfer Agent by or on behalf of such Trust, such Trust has obtained all consents and approvals reasonably believed by it to be required by applicable laws in effect as of the date such information is provided to disclose such Personal Information to the Transfer Agent for the purposes contemplated by this Agreement, including as required for the Transfer Agent’s use and disclosure of such Personal Information in connection with the performance of the services hereunder. Each Trust shall indemnify the Transfer Agent for losses arising from the Trust’s breach of this representation; provided, however, that such indemnification shall not apply to losses arising from: (i) the Transfer Agent’s failure to comply with its own obligations under applicable data protection laws with respect to Personal Information after receipt from the Trust, (ii) the Transfer Agent’s unauthorized disclosure or use of Personal Information beyond the purposes contemplated by this Agreement, or (iii) the Transfer Agent’s breach of its security obligations under Section 15.4. The Transfer Agent represents that it will handle all Personal Information in accordance with applicable data protection laws, including implementing commercially reasonable technical and organizational security meausres. Unless otherwise prohibited by applicable law, the Transfer Agent shall promptly notify the Trust after it has determined unauthorized access to Personal Information has occurred and shall reasonably cooperate with the Trust in responding to such incidents.

Information Classification: Confidential

5.	DATA ACCESS AND PROPRIETARY INFORMATION

5.1

Each Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to such Trust by the Transfer Agent as part of such Trust’s ability to access certain Trust-related data maintained by the Transfer Agent or another third party on databases under the control and ownership of the Transfer Agent (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or another third party. In no event shall Proprietary Information be deemed Authorized Participant information or the confidential information of a Trust. Each Trust and each Fund agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, each Trust agrees for itself and its officers and trustees and their agents, to:

(i)

use such programs and databases solely on such Trust’s, or such agents’ computers, or solely from equipment at the location(s) agreed to between such Trust and the Transfer Agent, and solely in accordance with the Transfer Agent’s applicable user documentation;

(ii)	refrain from copying or duplicating in any way the Proprietary Information;

(iii)

refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(iv)

refrain from causing or allowing Proprietary Information transmitted from the Transfer Agent’s computers to each Trust’s, or such agents’ computer to be retransmitted to any other computer facility or other location, except with the prior written consent of the Transfer Agent;

(v)	allow each Trust or such agents to have access only to those authorized transactions agreed upon by such Trust and the Transfer Agent;

(vi)

honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

5.2

Proprietary Information shall not include all or any portion of any of the foregoing items that (1) are or become publicly available without breach of this Agreement; (ii) that are released for general disclosure by a written release by the Transfer Agent; or (iii) that are already in the possession of the receiving party at

Information Classification: Confidential

the time of receipt without obligation of confidentiality or breach of this Agreement.

5.3

If a Trust notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall use commercially reasonable efforts to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data, and each Trust agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN “AS IS, AS AVAILABLE” BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.4

If the transactions available to a Trust include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Creation Units, or (ii) transmit Authorized Participant information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

5.5	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section. The obligations of this Section shall survive any earlier termination of this Agreement.

6.	STANDARD OF CARE / LIMITATION OF LIABILITY

6.1

The Transfer Agent shall at all times act in good faith in its performance of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its gross negligence or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care, and that Section 4-209 of the Uniform Commercial Code is superseded by this Section.

6.2

In the event that the Transfer Agent is held liable for any reason in connection with this Agreement, the Transfer Agent’s cumulative liability for each calendar year (a “Liability Period”) with respect to each Trust under this Agreement, regardless of the form of action or legal theory, shall be limited to the total annual compensation earned and fees payable to the Transfer Agent hereunder during the preceding Compensation Period (as defined herein) for such Trust for any liability

Information Classification: Confidential

or loss suffered by such Trust including, but not limited to, any liability relating to such Trust’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Transfer Agent’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Transfer Agent for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2026 shall be the date of this Agreement through December 31, 2026, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2027 and terminating on December 31, 2027 shall be the date of this Agreement through December 31, 2026, calculated on an annualized basis.

6.3	In no event shall the Transfer Agent be liable for special, incidental, indirect, punitive or consequential damages, regardless of the form of action and even if the same were foreseeable.

7	INDEMNIFICATION

7.1

The Transfer Agent and its affiliates, including their respective officers, directors, employees and agents (the “Indemnitees”), shall not be responsible for, and each Trust and each Fund shall indemnify and hold the Indemnitees harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees (including the defense of any lawsuit in which one of the Indemnitees is a named party), payments, expenses and liability arising out of or attributable to:

(i)

all actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without gross negligence or willful misconduct;

(ii)	such Trust’s breach of any representation, warranty or covenant of the Trust hereunder;

(iii)	such Trust’s lack of good faith, gross negligence or willful misconduct;

(iv)

reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (a) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors in physical form, or by machine readable input, facsimile, electronic data entry, electronic instructions or other similar means authorized by such Trust, and which have been prepared, maintained or performed by such Trust or any other person or firm on behalf of the Trust, including but not limited to any broker-dealer, third party administrator or previous transfer agent; (b) any instructions or requests of such Trust or its officers or such Trust’s agents or subcontractors or their officers or employees; (c) any instructions or

Information Classification: Confidential

opinions of legal counsel to such Trust or any Fund with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent by such Trust or any Fund after consultation with such legal counsel; or (d) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(v)

the offer or sale of Creation Units in violation of any requirement under federal or state securities laws or regulations requiring that such Creation Units be registered, or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Creation Units;

(vi)

the negotiation and processing of any checks, wires and ACH transmissions, including without limitation, for deposit into, or credit to, such Trust’s demand deposit accounts maintained by the Transfer Agent;

(vii)	all actions relating to the transmission of Trust, Creation Unit or Authorized Participant data through the NSCC clearing systems, if applicable; and

(viii)

any tax obligations under the tax laws of any country or of any state or political subdivision thereof, including taxes, withholding and reporting requirements, claims for exemption and refund, additions for late payment, interest, penalties and other expenses (including legal expenses) that may be assessed, imposed or charged against the Transfer Agent as transfer agent hereunder.

7.2

At any time the Transfer Agent may apply to any officer of each Trust for instructions, and may consult with legal counsel (which may be Trust counsel) with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and the Transfer Agent and its agents or subcontractors shall not be liable and shall be indemnified by such Trust and the applicable Fund for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of each Trust or the applicable Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Transfer Agent or its agents or subcontractors by machine readable input, electronic data entry or other similar means authorized by each Trust and the Funds, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from such Trust.

Information Classification: Confidential

8.	ADDITIONAL COVENANTS OF EACH TRUST AND THE TRANSFER AGENT

8.1	Delivery of Documents. Each Trust shall promptly furnish to the Transfer Agent the following:

(i)

A copy of the resolution of the Board of Trustees of such Trust certified by such Trust’s Secretary or Assistant Secretary authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement.

(ii)	A copy of the Declaration of Trust and By-Laws of such Trust and all amendments thereto.

8.2

Certificates, Checks, Facsimile Signature Devices. The Transfer Agent hereby agrees to establish and maintain facilities and procedures for safekeeping of any stock certificates, check forms and facsimile signature imprinting devices; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

8.3

Records. The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. In furtherance of each Trust’s compliance with the requirements of Section 31 of the 1940 Act and the Rules thereunder, the Transfer Agent agrees that any records relating to the services provided to such Trust and Funds hereunder shall be made available upon reasonable request and preserved for the periods prescribed by the applicable Rules unless such records are earlier surrendered to such Trust or Funds. Records may be surrendered in either written or machine-readable form, at the option of the Transfer Agent. In the event that the Transfer Agent is requested or authorized by a Trust, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of such Trust by state or federal regulatory agencies, to produce the records of such Trust or the Transfer Agent’s personnel as witnesses or deponents, such Trust agrees to pay the Transfer Agent for the Transfer Agent’s time and expenses, as well as the fees and expenses of the Transfer Agent’s counsel, incurred in such production.

9.	CONFIDENTIALITY AND USE OF DATA

9.1

All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 9.2 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 9.2 below), including financial and operational management and reporting,

Information Classification: Confidential

risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Transfer Agent or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

9.2

(a)  In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Transfer Agent (which term for purposes of this Section 9.2 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding each Trust or Funds and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between such Trust and the Transfer Agent or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. Each party may store confidential information with third-party providers of information technology services, and permit access to confidential information by such providers as reasonably necessary for the receipt of cloud computing and storage services and related hardware and software maintenance and support. Such confidential information must be disclosed under obligations of confidentiality.

(b)  Subject to paragraph (d) below, the Transfer Agent and/or its Affiliates may use any Confidential Information of each Trust or Funds (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between such Trust and the Transfer Agent or one of its Affiliates, including Data regarding transactions and Fund holdings relating to such Trust to develop, publish or otherwise distribute to third parties certain investor behavior “indicators” or “indices” that represent broad trends in the flow of investment funds into various markets, sectors or investment instruments (collectively, the “Indicators”), but only so long as (i) the Data is combined or aggregated with (A) information of other customers of the Transfer Agent and/or (B) information derived from other sources, in each case such that the Indicators do not allow for attribution or identification of such Data with such Trust, (ii) the Data represents less than a statistically meaningful portion of all of the data used to create the Indicators and (iii) the Transfer Agent publishes or otherwise distributes to third

Information Classification: Confidential

parties only the Indicators and under no circumstance publishes, makes available, distributes or otherwise discloses any of the Data to any third party, whether aggregated, anonymized or otherwise, except as expressly permitted under this Agreement.

(c) Each Trust acknowledges that the Transfer Agent may seek to realize economic benefit from the publication or distribution of the Indicators.

(d) Except as expressly contemplated by this Agreement, nothing in this Section 9.2 shall limit the confidentiality and data-protection obligations of the Transfer Agent and its Affiliates under this Agreement and applicable law. The Transfer Agent shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 9.2 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

9.3

The Transfer Agent affirms that it has, and will continue to have throughout the term of this Agreement, procedures in place that are reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable laws, rules and regulations.

10.	EFFECTIVE PERIOD AND TERMINATION

This Agreement shall remain in full force and effect for an initial term ending December 31, 2030 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than one-hundred and twenty (120) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to a Trust or any Fund, such Trust or applicable Fund shall pay Transfer Agent its compensation due and shall reimburse Transfer Agent for its costs, expenses and disbursements.

In the event of: (i) a Trust’s termination of this Agreement with respect to such Trust or its Fund(s) for any reason other than as set forth in the immediately preceding paragraph, or (ii) a transaction not in the ordinary course of business pursuant to which the Transfer Agent is not retained to continue providing services hereunder to such Trust or a Fund (or its respective successor), such Trust or applicable Fund shall pay the Transfer Agent its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by Transfer Agent with respect to such Trust or such Fund) and shall reimburse the Transfer Agent for its costs, expenses and disbursements. Upon receipt of such payment and reimbursement, the Transfer Agent will deliver such Trust’s or such Fund’s records as set forth herein. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such as (a) the liquidation or dissolution of a

Information Classification: Confidential

Trust or a Fund and distribution of such Trust’s or Fund’s assets as a result of the Board’s determination in its reasonable business judgment that such Trust or such Fund is no longer viable, (b) a merger of a Trust or a Fund into, or the consolidation of a Trust or a Fund with, another entity, or (c) the sale by a Trust or a Fund of all, or substantially all, of its assets to another entity, in each of (b) and (c) where the Transfer Agent is retained to continue providing services to a Trust or such Fund (or its respective successor) on substantially the same terms as this Agreement.

Termination of this Agreement with respect to any one particular Trust or Fund shall in no way affect the rights and duties under this Agreement with respect to any other Trust or any other Fund.

11.	ADDITIONAL TRUSTS AND FUNDS

In the event that a registered investment company in addition to each Trust listed on the attached Schedule A, with respect to which such registered investment company desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such registered investment company shall become a Trust hereunder.

In the event that a Trust establishes one or more fund(s) in addition to each Fund listed on the attached Schedule A, with respect to which such Trust desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such fund shall become a Fund hereunder.

12.	ADDITIONAL ETF CLASSES

In the event that a Fund establishes one or more classes of exchange-traded shares in addition to the ETF Classes listed on the attached Schedule A, with respect to which the Trust desires to have the Transfer Agent render services as transfer agent under the terms hereof, the Fund shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such classes of exchange-traded shares shall become an ETF Class hereunder.

13.	ASSIGNMENT

13.1	Except as provided in Section 14 below, neither this Agreement nor any rights or obligations hereunder may be delegated or assigned by either party without the written consent of the other party.

13.2

Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and each Trust and the Funds, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and each Trust and the Funds. This Agreement shall inure to the

Information Classification: Confidential

benefit of, and be binding upon, the parties and their respective permitted successors and assigns.

13.3

This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and each Trust. Neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

14.	DELEGATION; SUBCONTRACTORS

14.1

The Transfer Agent shall have the right, without the consent or approval of each Trust, to employ agents, subcontractors, consultants and other third parties, whether affiliated or unaffiliated, to provide or assist it in the provision of any part of the services stated herein (each, a “Delegate” and collectively, the “Delegates”), without the consent or approval of each Trust. The Transfer Agent shall be responsible for the services delivered by, and the acts and omissions of, any such Delegate as if the Transfer Agent had provided such services and committed such acts and omissions itself. Where required, such Delegate shall be a duly registered transfer agent pursuant to Section 17A(c)(2) of the 1934 Act.

14.2

The Transfer Agent will provide each Trust with information regarding its global operating model for the delivery of the services on a quarterly or other periodic basis, which information shall include the identities of Delegates affiliated with the Transfer Agent that perform or may perform parts of the services, and the locations from which such Delegates perform services, as well as such other information about its Delegates as a Trust may reasonably request from time to time. Nothing in this Section 14 shall limit or restrict the Transfer Agent’s right to use affiliates or third parties to perform or discharge, or assist it in the performance or discharge, of any obligations or duties under this Agreement other than the provision of the services.

15.	MISCELLANEOUS

15.1	Amendment. This Agreement may be amended by a written agreement executed by both parties.

15.2

Massachusetts Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts without giving effect to any conflicts of law rules thereof.

15.3

Force Majeure. The Transfer Agent shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, acts of war or terrorism, pandemics, governmental actions or communication disruption.

15.4

Data Protection. The Transfer Agent will implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of each Trust’s shareholders, employees, directors

Information Classification: Confidential

and/or officers that the Transfer Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

15.5

Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

15.6

Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

15.7

Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

15.8

Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. The failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies. No single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy. Any waiver must be in writing signed by the waiving party.

15.9

Entire Agreement. This Agreement and any schedules, exhibits, attachments or amendments hereto constitute the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

15.10

Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

Information Classification: Confidential

15.11

Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, digital or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

15.12

Notices. Any notice instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

(a)	If to Transfer Agent, to:

State Street Bank and Trust Company

Transfer Agency

Attention: Compliance

One Heritage Drive Building

1 Heritage Drive

Mail Stop OHD0100

North Quincy MA 02171

With a copy to:

STATE STREET BANK AND TRUST COMPANY

Legal Division – Investment Services Americas

One Congress Street

Boston, MA 02114

(b)	If to a Trust, to:

Nuveen

333 West Wacker Drive

Chicago, IL 60606

Attn: Legal Department

15.13

Interpretive and Other Provisions. In connection with the operation of this Agreement, the Transfer Agent and each Trust on behalf of each of the Funds, may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the applicable Trust’s governing documents. No interpretive or additional provisions

Information Classification: Confidential

made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

15.14

Acknowledgement of Non-Liability. All parties hereto are expressly put on notice of each Trust’s Declaration of Trust or Articles of Incorporation and all amendments thereto, a copy of each which are on file with the Secretary of the Commonwealth of Massachusetts or the State of Maryland, as appropriate, and the limitation of shareholder and Trust liability contained therein. This Agreement is executed on behalf of each Trust included in Schedule A by a Trust’s officer as an officer and not individually and the obligations imposed upon the Trust and Fund(s) by this Agreement are not binding upon any of the Trust’s Trustees, officers or shareholders individually, but are binding only upon the assets and property of the applicable Fund of the Trust. The Transfer Agent hereby acknowledges that, with respect to any obligation of the Trust on behalf of any Fund arising out of this Agreement, the Transfer Agent shall look for payment or satisfaction of such obligation solely to the assets of the Fund to which such obligation relates as though the Transfer Agent had separately contracted with the Trust by separate written instrument with respect to each Fund.

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Information Classification: Confidential

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Julie Fisher

	Name:	Julie Fisher

	Title:	Senior Vice President

EACH OF THE TRUSTS SET FORTH IN APPENDIX A

By:	/s/ Marc J. Cardella

	Name:	Marc J. Cardella

	Title:	SMD, Principal Financial Officer, Nuveen

Information Classification: Confidential

Schedule A

Nuveen Investment Trust II, on behalf of

Nuveen Dividend Growth Fund

ETF Class*

Nuveen Investment Funds, Inc., on behalf of

Nuveen Global Infrastructure Fund

ETF Class*

Information Classification: Confidential